Exhibit 99.1

VaxGen Provides Update Related to the Filing of Its Periodic
Financial Statements; Conference Call Scheduled for Noon, Eastern,
Today

BRISBANE, Calif. – January 31, 2005 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it expects to file all of its outstanding periodic reports with the U.S. Securities and Exchange Commission and apply for a relisting of its common stock on the Nasdaq no later than in the third quarter of 2005. The company expects to be relisted on the Nasdaq six to eight weeks after it files its periodic reports, if its listing application is approved. The company believes it currently meets the Nasdaq’s listing standards.

The timing of the filing of periodic reports will depend, in part, on whether VaxGen confirms whether it is still necessary to audit the company’s South Korean joint venture, Celltrion, Inc. The audit of Celltrion would be part of VaxGen’s wider program to reaudit its own financial statements for the years ended December 31, 2001, 2002 and 2003, principally in order to apply a more appropriate revenue recognition policy for certain government contracts.

The change in VaxGen’s revenue recognition policy is not associated with any impropriety and is driven solely by the company’s desire to ensure that VaxGen uses the most appropriate revenue recognition policy in conformity with Generally Accepted Accounting Principles in the United States (U.S. GAAP).

Celltrion Audit

VaxGen announced in December 2004 that the company and its independent auditors believed that VaxGen’s reaudited financial statements would have to include the financial results of Celltrion. This would require the preparation and audit of financial statements for Celltrion in conformity with U.S. GAAP.

More recently, in keeping with good corporate governance, VaxGen has been reviewing accounting literature in order to assess and confirm the appropriateness of including Celltrion’s financial results in VaxGen’s reaudited financial statements.

“VaxGen’s management has a fiduciary responsibility to ensure that we examine every aspect of the accounting associated with Celltrion so that we proceed with the most appropriate solution,” said James M. Cunha, VaxGen’s Chief Financial Officer. “However – and I want to emphasize this point – since there is still a high likelihood that we will have to integrate Celltrion’s operations into our own, we are proceeding with all due speed to audit Celltrion so there is no additional delay in filing our periodic reports. At the same time, we are carefully and completely reviewing how we should recognize our investment in Celltrion.”

If VaxGen determines, and its independent auditors concur, that Celltrion’s financial results should not be integrated into VaxGen’s, the company expects to file its periodic reports no later than in the second quarter of 2005.

Celltrion Accounting

Since Celltrion’s inception in February 2002, VaxGen has used footnotes in its financial statements to describe its relationship with Celltrion. VaxGen has not recorded an investment in the joint venture on its consolidated balance sheet because the historical cost of the non-monetary assets that VaxGen contributed to the joint venture was zero. VaxGen also did not recognize any share of Celltrion’s operating losses, which are associated with building a biopharmaceutical manufacturing facility in South Korea, because VaxGen had no further funding obligation to the joint venture.

If VaxGen determines that Celltrion’s results should be integrated into its own, VaxGen will record an asset on its balance sheet of up to $30 million to reflect its non-cash investment in the joint venture. Additionally, VaxGen’s statements of operations would reflect its share of its non-cash loss from Celltrion.

The company’s ultimate decision with respect to its accounting for Celltrion is not expected to affect existing or previously reported cash balances.

Reaudit of VaxGen’s Financial Statements

As previously announced, VaxGen and its independent auditors have been reauditing the company’s more recent financial statements, principally in order to apply a more appropriate policy for recognizing revenue from certain existing government contracts. The reaudit does not apply to the $877.5 million fixed-price contract recently awarded to VaxGen by the U.S. government for the purchase of 75 million doses of anthrax vaccine.

The reaudit of VaxGen’s annual financial statements for the three fiscal years ended December 31, 2003 is substantially complete. Once the process, including the audit of Celltrion and the audit of VaxGen for 2004, is finished, VaxGen intends to file with the SEC an Annual Report on Form 10-K for the years ended December 31, 2002, 2003 and 2004; an amended Annual Report on Form 10-K for the years ended December 31, 2001, 2002 and 2003; and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004.

Conference Call Information

Live Call:	Domestic:	1-877-295-2825
International:		1-800-3420-4230
No passcode required.

Replay:	Domestic:	1-800-408-3053
International:		1-416-695-5800
No passcode required.

To listen to the audio-only webcast, go to Webcasts in the Investor Relations section of VaxGen’s web site at www.vaxgen.com/invest and click on “Update Related to VaxGen’s Filing of its Financial Statements”. The webcast will be available for replay until the next quarterly earnings webcast.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. For more information, please visit the company’s web site at: www.vaxgen.com

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing of the filing and the content of the company’s amended Annual Reports on Forms 10-K/A for the years ended December 31, 2003 and December 31, 2002; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004; and the timing and outcome of any restatement of financial results for the years ended December 31, 2001, 2002 and 2003; the timing or outcome of any reaudit of financial statements, the ability of the company to be relisted on the Nasdaq and the timing of any application for relisting or any decision from the Nasdaq Stock Market. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on November 22, 2004, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media

Kesinee Angkustsiri Yip

Associate Director, Corporate Affairs

(650) 624-1041

Investors

Lance Ignon

Vice President, Corporate Affairs
(650) 624-1041